EXHIBIT 1.4

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                              DAIRENE INTERNATIONAL


                                    ARTICLE I
                                      NAME

         The name of this corporation is:

                          EDGETECH INTERNATIONAL, INC.

                                   ARTICLE II
                                      STOCK

         The corporation shall have authority to issue in the aggregate 260,000,000 shares of stock. Such shares shall be divided into two classes as follows:

                  (a) Two Hundred Fifty Million (250,000,000) shares of common stock, par value $0.001 per share.

                  (b) Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share. The shares of said preferred class may be divided into and issued in series, and authority is hereby vested in the Board of Directors, subject to the limitations and procedures prescribed by law, to divide or issue any part or all of such preferred class into any number of series and to fix, determine, or amend the relative rights and preferences for the shares of any series so established that is wholly un-issued.

         Within any limits stated in these articles or in the resolution of the Board of Directors establishing a series, the Board of Directors may, after the issue of shares of a series, amend the resolution establishing the series to decrease (but not below the number of shares of such series then outstanding) the number or shares of that series, and the number of shares constituting the decrease shall resume the status which they had before the adoption of the resolution establishing the series.

                Pursuant to Section 78.2055 of the Nevada General Corporation Law, the corporation's authorized number of shares of stock of a class or series shall not be affected by any decrease in the number of issued and outstanding shares of such class or series; further, any such decrease in the number of issued and outstanding shares of a class or series shall not require the approval by the vote of the holders of shares representing a majority of the voting power of each class or series whose preference or any relative or other rights of another class or series of outstanding shares are adversely affected by the decrease.


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                                   ARTICLE III
                                CUMULATIVE VOTING

         Shareholders of this corporation shall not have the right to cumulate votes for the election of directors.

                                   ARTICLE IV
                                PREEMPTIVE RIGHTS

         No shareholder of this corporation shall have, as such holder, any preemptive or preferential right or subscription right to any stock of this corporation or to any obligations convertible into stock of this corporation, or to any warrant or option for the purchase thereof, except to the extent provided by written agreement with this corporation.


                                    ARTICLE V
                                    DIRECTORS

         (a) The Board of Directors is expressly authorized to make, alter, and repeal the Bylaws of the corporation, subject to the power of the shareholders of the corporation to change or repeal such Bylaws.

         (b) To the fullest extent permitted by the Nevada General Corporation Act, as it exists on the date hereof or may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for conduct as a director. Any amendment to or repeal of this Article shall not adversely affect a director of this corporation with respect to any conduct of such director occurring prior to such amendment or repeal.


                                   ARTICLE VI
                                     BYLAWS

         The Authority to make bylaws for the corporation is hereby expressly vested in the Board of Directors of this corporation, subject to the power of the majority of the shareholders to change or repeal such bylaws. Any such change in the bylaws must be in agreement by the majority (fifty percent or more) of the shareholders. The Board of Directors shall not make or alter any bylaws fixing their qualifications, classifications, terms of office or extraordinary powers without first securing the approval of the majority (fifty percent or more) of the shareholders. Such Majority approval may be obtained by the Board of Directors without the necessity of a Special or Extraordinary General Meeting of the corporation's shareholders. Such Majority shareholder approval may be obtained by consent of a majority (fifty percent or more) of the shareholders or a polling of the shareholders by telephone or telefax.



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                                   ARTICLE VII
            SHAREHOLDER VOTING REQUIREMENTS FOR CERTAIN TRANSACTIONS

         To be adopted by the shareholders, the following actions must be approved by each voting group of shareholders entitled to vote thereon by a majority of all the votes entitled to be cast by that voting group:

                  (a) Amendment of the Articles of Incorporation; (b) A plan of merger or share exchange;
                  (c) The sale, lease, exchange or other disposition of all or substantially all of the corporation's assets, other than in the usual and regular course of business; or
                  (d)      Dissolution of the corporation.

         Executed this 15h day of April 2006

                                                        /s/ JEFFREY MARTIN
                                                        ------------------------
                                                        Jeffrey Martin
                                                        Director